                                                                    EXHIBIT 2.2


                              STANDSTILL AGREEMENT

     THIS STANDSTILL AGREEMENT ("Standstill Agreement") is made as of this 30th day of June, 1999, by and between Zenith National Insurance Corp., a Delaware corporation (the "Company") and Fairfax Financial Holdings Limited, a Canada corporation (the "Purchaser").

                                    RECITALS

     WHEREAS, Reliance Group Holdings, Inc. (the "Seller") beneficially owns as of the date of this agreement an aggregate of 6,574,445 shares (the "Shares") of the common stock of the Company ("Zenith Common Stock");

     WHEREAS, the Seller and the Purchaser, have entered into a Stock Purchase Agreement, dated June 25, 1999 (the "Stock Purchase Agreement"), which provides, among other things, that the Purchaser shall purchase the Shares from the Seller (the "Transaction");

     WHEREAS, in order to induce the Purchaser to enter into this Standstill Agreement, the Company is willing to facilitate the Transaction on the terms described herein by cooperating in seeking all necessary approval of the Transaction as shall be required (i) under applicable insurance laws and with the appropriate insurance commission(s), and (ii) under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 (the "H-S-R Act");

     NOW THEREFORE, in consideration of the aforesaid and mutual promises hereinafter made, the parties hereto agree as follows:


     1.    Standstill

           1.1 Subject to the provisions of Section 1.2 below, and except in connection with the consummation of the Transaction, the Purchaser and any corporation or other entity controlled by or affiliated with the Purchaser (collectively, the "Purchaser Group") hereby covenants and agrees that, without the prior written consent of the Board of Directors of the Company specifically expressed in a resolution adopted by a majority of the directors of the Company who are not affiliates of, and are neither officers, directors nor employees of, any member of the Purchaser Group, the Purchaser Group will not in any manner, directly or indirectly, or in connection with any other person or entity, (a) effect or seek, offer, encourage or propose (whether publicly or otherwise) to effect or participate in, (i) any acquisition of any securities (or beneficial ownership thereof) or assets of the Company, except by way of stock dividends or other distributions or offerings made available to holders of Company securities generally, (ii) any tender or exchange offer, merger or other business combination involving the Company, except to the extent that the Purchaser is selling Zenith Common Stock owned on the date hereof or acquired pursuant to the Transaction or by way of stock dividends or other distributions or offerings made available to holders of Company securities generally, (iii) any recapitalization, restructuring, liquidation, dissolution or other extraordinary transaction with respect to the Company, or (iv) any "solicitation" of "proxies" (as such terms are defined in Rule 14a-1 under the Exchange Act) or consents to vote any securities of the Company, (b) form, join or in any way participate in a "group" (as such term is used in Section 13(d)(3) of the Exchange Act) (except insofar as the Purchaser Group sets to consummate the Transaction), or otherwise act, alone or with others, to seek to acquire or affect control or influence the management, Board of Directors or policies of the Company, (c) enter into any arrangements with any third party regarding any of the foregoing or (d) take any action which would force the Company to make a public announcement regarding the types of matters set forth in (a) of this Section 1.1. The Purchaser Group also agrees not to ask, subject to the provisions of Section 1.2 hereof, the Company (or its directors, officers, employees or agents) directly or indirectly, to amend, waive or terminate any of the provisions of this Section 1.1, including this sentence. The covenants and agreements contained in this Section 1.1 shall survive until the earlier of (i) the fifth anniversary of the consummation of the Transaction and (ii) the date on which Stanley R. Zax is no longer the full-time Chairman of the Board and President of the Company. Nothing herein shall affect the Purchaser Group's ability to dispose of its Zenith Common Stock and, except as set forth above, nothing herein shall limit the Purchaser Group's ability to exercise the rights attaching to the Shares.

           1.2 Notwithstanding Section 1.1 above, the Purchaser Group shall not be prohibited from proposing a transaction to the Company or its Board of Directors or from having discussions with officers, directors, employees or agents of the Company in the ordinary course with respect to the Company or the conduct of the Company's business.

     2.    Company Covenants

           2.1 The Company covenants that it will use its commercially reasonable efforts to cooperate in seeking all necessary approvals of the Transaction as shall be required (i) under applicable insurance law and with the appropriate insurance commission(s) and (ii) under the H-S-R Act.

           2.2 The Company hereby consents to the assignment by the Seller to the Purchaser of the registration rights embodied in Article IX of the Purchase Agreement, made as of February 4, 1981 among Reliance Insurance Company, the Company, and certain other parties.

     3. CONDITIONS TO PURCHASER'S OBLIGATIONS. The Purchaser's covenants and agreements set forth herein are subject to the receipt by the Purchaser of waivers, with respect to the Transaction, from Stanley R. Zax, Fredricks Taubitz, John J. Tickner, Jack D. Miller, Robert E. Meyer, Kenneth I. Wuelfing and Corey A. Ingber substantially in the form of Exhibit A hereto.

     4.    MISCELLANEOUS

           4.1 MERGER CLAUSE. This Agreement constitutes the complete agreement between the parties hereto with respect to the subject matter hereof and shall continue in full force and affect until terminated by mutual agreement of the parties hereto or pursuant to the terms hereof. The section headings used herein are for reference purposes only and shall not in any way affect the meaning or interpretation of this Agreement.

           4.2 CHOICE OF LAW. This Agreement shall be construed, performed and enforced in accordance with, and governed by the internal laws of the State of Delaware, without giving effect to the principles of conflicts of law thereof, and each party consents to personal jurisdiction in such state and voluntarily submits to the jurisdiction of the courts of such state in any action or proceeding relating to this Agreement. Whenever possible, each provision of this Agreement shall be interpreted in such a manner as to be effective and valid under applicable law, but if any provision hereof is held to be invalid, illegal or unenforceable under any applicable law or rule in any jurisdiction, such provision will be ineffective only to the extent of such invalidity, illegality, or unenforceability, without invalidating the remainder of this Agreement. This Agreement may not be modified or amended and no provision hereof may be waived, in whole or in part, except by a written agreement signed by the parties hereto. No waiver of any breach or default hereunder shall be considered valid unless in writing, and no such waiver shall be deemed a waiver of any subsequent breach or default.

           4.3 Remedy. The Purchaser acknowledges that the Company would not have an adequate remedy at law for money damages in the event that this agreement is not performed in accordance with its terms and therefore the Purchaser agrees that the Company shall be entitled to specific enforcement of the terms hereof in addition to any other remedy to which it may be entitled, at law or in equity.

           4.4 Notices. Every notice or other communication required or contemplated by this Agreement by either party shall be delivered by (i) personal delivery, (ii) postage prepaid, return receipt requested, registered or certified mail (airmail if available), or the equivalent of registered or certified mail under the laws of the country where mailed, (iii) internationally recognized express courier, such as Federal Express, UPS or DHL, or (iv) facsimile with a confirmation copy sent simultaneously in the manner contemplated by clauses (i), (ii) or (iii) of this Section 4.4, in each case addressed to the party for whom intended at the following address or at such other address of which notice has been given in accordance with this
Section 4.4:

     (i)    If to the Company:

            Zenith National Insurance Corp.
            21255 Califa Street
            Woodland Hills, CA 91367
            Facsimile No.: 818-713-0177
            Attn: Stanley R. Zax, Chairman of the Board and President

            With a copy to:

            Skadden, Arps, Slate, Meagher & Flom LLP
            300 South Grand Avenue, Ste. 3400
            Los Angeles, CA 90071
            Facsimile No.: 213-687-5600
            Attn: Jerome L. Coben

     (2)    If to the Purchaser:

            Fairfax Financial Holdings Limited
            95 Wellington Street West, Ste. 800
            Toronto, Ontario Canada M5J 2N7
            Facsimile No.: 416-367-2201
            Attn: Eric Salsberg, Vice President, Corporate Affairs

           4.5 Counterparts. This Agreement may be executed in counterparts, all of which shall be taken together as one and the same instrument.

     Please acknowledge your agreement with the terms of this Agreement where indicated below and return an executed copy of this Agreement to the undersigned, whereupon this will be a binding agreement between us.


                                                Zenith National Insurance Corp.


                                                By: /s/    STANLEY R. ZAX
                                                   -----------------------------
                                                Name:  Stanley R. Zax
                                                Title: Chairman of the Board and
                                                       President

ACCEPTED AND AGREED to by:

Fairfax Financial Holdings Limited


By: /s/    ERIC SALSBERG
   -----------------------------
Name:  Eric Salsberg
Title: Vice President, Corporate Affairs

                                                                       EXHIBIT A

                                     , 1999

[Zenith National Insurance Corp.] [Zenith Insurance Company]
21255 Califa Street
Woodland Hills, CA 91367


Fairfax Financial Holdings Limited
95 Wellington Street West
Suite 800
Toronto, Canada M5J 2N7


Dear Sirs:

     Reference is made to the Employment Agreement, effective as of ________ (the "Employment Agreement") between [Zenith National Insurance Corp., a Delaware corporation ("Zenith")] [Zenith Insurance Company, a California corporation and wholly-owned subsidiary of Zenith National Insurance Corp., a Delaware corporation ("Zenith") and the undersigned.


     Pursuant to Section _____ of the Employment Agreement, the undersigned was granted certain rights in the event of a Change in Control (as defined in the Employment Agreement).

     The undersigned has been informed that Fairfax Financial Holdings Limited, a Canada corporation ("Fairfax"), has entered into a Stock Purchase Agreement, dated June 25, 1999 with Reliance Insurance Company ("Reliance"), pursuant to which Fairfax will purchase all of the shares of the common stock of Zenith held by Reliance and its affiliates (the "Transaction"). In connection with the Transaction, Fairfax has entered into a Standstill Agreement, dated June 30, 1999 (the "Standstill Agreement"), with Zenith. Under the terms of the Employment Agreement, as a result of the Transaction, a Change in Control will have occurred and, accordingly, the undersigned would be entitled to exercise the rights specified in Section _____ of the Employment Agreement. Section 3 of the Standstill Agreement provides that the covenants and agreements of Fairfax thereunder are conditioned on the waiver of such rights by the undersigned.


     The undersigned hereby waives [his] [her] rights to terminate under Section _____ of the Employment Agreement with respect to the Transaction. In so doing, however, the undersigned is not waiving any other rights under the Employment Agreement, including any rights that may arise in the event of any future or different transaction that would constitute a Change in Control.




                                             Very truly yours,



                                             [Employee]